CALCULATION OF REGISTRATION FEE
Title of Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
HSBC USA Inc. Return Optimization Securities with Partial Protection Linked to a Fund Basket due December 8, 2011	$3,000,000	$213.90
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158385 Dated June 2, 2010

HSBC USA Inc. $3,000,000 Return Optimization Securities with Partial Protection
Linked to a Fund Basket due December 8, 2011
Investment Description

These HSBC USA Inc. Return Optimization Securities with Partial Protection linked to a Fund Basket are senior unsecured debt securities issued by HSBC USA Inc, (“HSBC”) which we refer to as the “Securities”.  The Securities are designed to provide enhanced exposure to the potential positive performance of a weighted Basket of exchange traded funds (weighted as described herein), which we refer to as the “Basket”, up to the Maximum Gain of 23.30%.  The Basket consists of the SPDR Trust Series 1 (“SPY”),  the  iShares® MSCI EAFE Index Fund (“EFA”) and the iShares® Russell 2000 Index Fund (“IWM”), each of which we refer to as an “index fund”, and together, the “index funds”.  If the performance of the Basket, as measured by the “Basket Return” is greater than zero, at maturity, for each Security, you will receive an amount equal to the sum of (a) the Principal Amount plus (b) the product of (i) the Principal Amount multiplied by (ii) the Basket Return multiplied by (iii) the “Participation Rate” of 200%, up to the Maximum Gain.  If the Basket Return is between 0% and -10%, inclusive, at maturity, for each Security, you will receive the Principal Amount.  If the Basket Return is less than -10%, at maturity, for each Security, you will receive an amount equal to the Principal Amount reduced by 1% for every 1% by which the Basket Return is less than -10%.  You will not receive interest or dividend payments during the term of the Securities.  Investing in the Securities involves significant risks. You may lose up to 90% of your Principal Amount if the Basket Return is less than -10%.  The partial principal protection feature applies only if you hold the Securities to maturity.  Any payment on the Securities, including any principal protection feature, is subject to the creditworthiness of HSBC.

Features

❑	Core Investment Opportunity: At maturity, the Securities enhance any positive returns of the Basket up to the Maximum Gain while providing an initial cushion from negative Basket Returns at maturity.
❑
Partial Protection Feature: If you hold the Securities to maturity, your investment will be protected from the first 10% decline in the Basket, subject to the creditworthiness of HSBC, and will have 1-for-1 downside exposure to any negative Basket Returns below -10%.

Key Dates

Trade Date	June 2, 2010
Settlement Date	June 7, 2010
Final Valuation Date[1]	December 2, 2011
Maturity Date[1]	December 8, 2011

[1] Subject to postponement in the event of a market disruption event or certain other circumstances as described in the accompanying underlying supplement no. 2, dated January 11, 2010.

Security Offerings

HSBC USA Inc. is offering Return Optimization Securities with Partial Protection Linked to a Fund Basket.  The return of the Securities is subject to, and will in no event exceed, the predetermined Maximim Gain and, accordingly, any return at maturity will not exceed the specified Maximum Gain.  The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

See “Additional Information about HSBC USA Inc. and the Securities” on page 2 of this pricing supplement. The Securities offered will have the terms specified in the accompanying prospectus dated April 2, 2009, the accompanying prospectus supplement dated April 9, 2009, the accompanying underlying supplement no. 2, dated January 11, 2010 and the terms set forth herein.  See “Key Risks” on page 8 of this pricing supplement and the more detailed “Risk Factors” beginning on page US2-1 of the accompanying underlying supplement no. 2 and beginning on page S-3 of the accompanying prospectus supplement for risks related to the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying underlying supplement no. 2, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and involve investment risks including possible loss of the Principal Amount invested due to the credit risk of HSBC.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc., acting as agent.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement for a description of the distribution arrangement.

	Price to Public	Underwriting Discount	Proceeds to Issuer
Per Security	$10.00	$0.175	$9.825
Total	$3,000,000	$52,500	$2,947,500

UBS Financial Services Inc.	HSBC USA Inc.

Additional Information about HSBC USA Inc. and the Securities

This pricing supplement relates to the offering of Securities linked to the Basket identified on the cover page.  The Basket described in this pricing supplement is a reference asset as defined in the underlying supplement no. 2 and the prospectus supplement, and the Securities being offered hereby are “notes” for purposes of the underlying supplement no. 2 and the prospectus supplement. As a purchaser of a Security, you will acquire an investment instrument linked to the Basket.  Although the Security offering relates to the Basket identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Basket, any index fund or index underlying any index fund (each an “Underlying Index” and together the “underlying indices”), or any stocks comprising an Underlying Index, or as to the suitability of an investment in the Securities.  Your investment is linked to a Basket that consists of the index funds and is not linked to any Underlying Index.

You should read this document together with the underlying supplement no. 2 dated January 11, 2010, the prospectus dated April 2, 2009 and the prospectus supplement dated April 9, 2009.  If the terms of the Securities offered hereby are inconsistent with those described in the accompanying underlying supplement no. 2, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.  You should carefully consider, among other things, the matters set forth in “Key Risks” on page 8 of this pricing supplement and in “Risk Factors” beginning on page US2-1 of the underlying supplement no. 2 and beginning on page S-3 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities.  You are urged to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

HSBC USA Inc. has filed a registration statement (including underlying supplement no. 2, a prospectus and prospectus supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this pricing supplement relates.  Before you invest, you should read the underlying supplement no. 2, the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the underlying supplement no. 2, the prospectus and prospectus supplement if you request them by calling toll-free 1 866 811 8049.

You may access these documents on the SEC’s web site at www.sec.gov as follows:

♦	Underlying supplement no. 2 dated January 11, 2010:
http://www.sec.gov/Archives/edgar/data/83246/000114420410001371/v171070_424b2.htm

♦	Prospectus supplement dated April 9, 2009:
http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

♦	Prospectus dated April 2, 2009:
http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

As used herein, references to the “issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc. References to the “underlying supplement no. 2” mean the underlying supplement no. 2 dated January 11, 2010, references to “prospectus supplement” mean the prospectus supplement dated April 9, 2009 and references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated April 2, 2009.

Investor Suitability
The Securities may be suitable for you if:
♦    You seek an investment with an enhanced return linked to the potential positive performance of the Basket and you believe the level of the Basket will increase moderately over the term of the Securities – meaning that such an increase is unlikely to exceed the Maximum Gain indicated herein at maturity (you will not benefit from any increase in the level of the Basket that, when multiplied by the Participation Rate, exceeds the Maximum Gain).
♦    You are willing and able to lose 1% of your Principal Amount for every 1% that the Basket Return is less than -10% up to a maximum loss of 90% of your Principal Amount.
♦    You seek an investment whose return is linked to a weighted Basket of exchange traded funds tracking the performance of specific indices.
♦    You are willing to make an investment the potential return of which is subject to a cap equal to the Maximum Gain indicated herein.
♦    You are willing to hold the Securities to maturity, a term of 18 months.
♦    You are willing to forgo dividends or other distributions paid on shares of the index funds in exchange for (i) enhanced returns subject to the Maximum Gain if the Basket appreciates and (ii) partial principal protection if the Basket depreciates.
♦    You do not seek current income from this investment.
♦    You do not seek an investment for which there is an active secondary market.
♦    You are comfortable with the creditworthiness of HSBC, as issuer of the Securities.

The Securities may not be suitable for you if:
♦    You believe the increase in the level of the Basket will be more than moderate over the term of the Securities – meaning that such an increase is likely to exceed the Maximum Gain indicated herein at maturity.
♦    You believe the level of the Basket will decrease over the term of the Securities or that any increase in the level of the Basket will not be sufficient to provide you with your desired return.
♦    You do not seek an investment whose return is linked to a weighted Basket containing exchange traded funds tracking the performance of specific indices.
♦    You are unable or unwilling to hold the Securities to maturity.
♦    You seek an investment that is 100% principal protected.
♦    You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.
♦    You prefer to receive dividends or other distributions paid on shares of the index funds.
♦    You seek current income from this investment.
♦    You seek an investment for which there will be an active secondary market.
♦    You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 8 of this pricing supplement and “Risk Factors” beginning on page US2-1 of the underlying supplement no. 2 and beginning on page S-3 of the prospectus supplement.

Terms

Issuer	HSBC USA Inc. (A1/AA-/AA)[1]
Principal Amount	$10 per Security
Term	18 months
Basket
The Securities are linked to a weighted Basket consisting of the SPDR Trust Series 1 (“SPY”),  the  iShares® MSCI EAFE Index Fund (“EFA”) and the iShares® Russell 2000 Index Fund (“IWM”), each of which we refer to as an “index  fund,” and together, as the “index funds.”

Underlying Index	Each index fund seeks to replicate the performance of its respective Underlying Index. Your investment is linked to a Basket that consists of the index funds and is not linked to any Underlying Index.
Basket Weightings	With respect to the SPY, 45.00%; the EFA, 30.00%; and the IWM, 25.00%.
Payment at Maturity (per $10 Security)[2]
You will receive a cash Payment at Maturity linked to the performance of the Basket during the term of the Securities.
If the Basket Return is greater than zero, at maturity, you will receive an amount equal to the lesser of:
(A) $10 + ($10 × Basket Return × Participation Rate); and
(B) $10 + ($10 × Maximum Gain).
If the Basket Return is between 0% and          -10%, inclusive, at maturity, you will receive the $10 Principal Amount.
If the Basket Return is less than -10%, at maturity you will receive an amount calculated as follows:
$10 + [$10 × (Basket Return + 10%)]
In this case you will lose up to 90% of your Principal Amount.

Participation Rate	200.00%
Maximum Gain	23.30%
Basket Return	Basket Ending Level – Basket Starting Level Basket Starting Level
Basket Starting Level	100
Basket Ending Level
On the final valuation date, the Basket Ending Level will be calculated as follows:
100 × [1 + (SPY Return × 45.00%)  + (EFA return × 30.00%) + (IWM return × 25.00%)]
Each of the returns set forth in the formula above refers to the final return for the relevant index fund, which reflects the performance of the relevant index fund, expressed as a percentage, from the Initial Value of that index fund on the trade date to the Final Value of that index fund on the final valuation date.

Initial Value
With respect to the SPY, $110.28, with respect to the EFA, $49.15 and with respect to the IWM, $66.07, each representing the Official Closing Price (as defined below) of the respective index fund as determined by the Calculation Agent on the trade date.

Final Value
With respect to each index fund, the Official Closing Price (as defined below) of the respective index fund on the final valuation date, adjusted by the Calculation Agent as described under “Antidilution and Reorganization Adjustments”

Determining Payment at Maturity

As such, you could lose up to 90% of the Principal Amount of your Securities depending on how much the level of the Basket decreases over the term of the Securities.
_________________________
1 HSBC USA Inc. is rated A1 by Moody’s, AA- by Standard & Poor’s and AA by Fitch Ratings.  A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold Securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.  The Securities themselves have not been independently rated.  Each rating should be evaluated independently of any other rating. However, because the return on the Securities is dependent upon factors in addition to HSBC’s ability to pay its obligations under the Securities, such as the Basket Ending Level, an improvement in HSBC’s credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the Securities.

2 Payment at Maturity and any principal protection is provided by HSBC USA Inc., and therefore, is dependent on the ability of HSBC USA Inc. to satisfy its obligations when come due.

in the accompanying underlying supplement no. 2.
Official Closing Price
With respect to each index fund, the Official Closing Price on any scheduled trading day will be the closing price of one share of such index fund as determined by the Calculation Agent and based upon the value displayed on Bloomberg Professional® service page “SPY UP <EQUITY>” with respect to SPY, page “EFA UP <EQUITY>” with respect to EFA and page ”IWM UP <EQUITY>” with respect to IWM, or, with respect to each index fund, as displayed on any successor page on Bloomberg Professional® service or any successor service, as applicable.

CUSIP / ISIN	40432R872 / US40432R8723
Calculation Agent	HSBC USA Inc., or one of its affiliates.
Trustee
Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the Securities will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent
HSBC Bank USA, N.A. will act as paying agent with respect to the Securities pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

What are the tax consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities.  This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.  This summary does not address the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the Securities), more than 5% of any index fund or any entity owned by the index funds.  Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, HSBC’s special U.S. tax counsel in this transaction is Sidley Austin LLP.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities.  Under one reasonable approach, the Securities should be treated as pre-paid forward or other executory contracts with respect to the Basket.  HSBC intends to treat the Securities consistent with this approach, and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes.  Subject to certain limitations described in the prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Sidley Austin LLP, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, and subject to the discussion below regarding “constructive ownership transactions”, HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale or exchange and HSBC intends to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Security for more than one year at such time for U.S. federal income tax purposes.  See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

Despite the foregoing, U.S. holders (as defined under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”) contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain.  In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the index funds). Under the “constructive ownership” rules, if an investment in the Securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a Security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Security (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Security).

Although the matter is not clear, there exists a risk that an investment in the Securities will be treated as a constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Security will be recharacterized as ordinary income. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

HSBC will not attempt to ascertain whether the issuer of any stock owned by one or more of the index funds would be treated as a passive foreign investment company (“PFIC”) or U.S. real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes.  In the event that the issuer of any stock owned by one or more of the index funds were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the issuers of stock owned by the index funds and consult your tax advisor regarding the possible consequences to you in the event that one or more issuers of stock owned by one or more of the index funds is or becomes a PFIC or USRPHC.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above.  For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual.  Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a Security is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale.  Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale).  Finally, it is possible that a non-U.S. holder (as defined under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities.  It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis).  Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Scenario Analysis and Examples at Maturity

The below scenario analysis and examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the Basket Ending Level relative to its Basket Starting Level. The Basket Ending Level on the final valuation date cannot be predicted. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Basket.  The numbers appearing in the examples below have been rounded for ease of analysis.  The following scenario analysis and examples illustrate the Payment at Maturity for a $10.00 Security, reflecting the following:

Investment term:	18 months
Basket Starting Level:	100.00
Participation Rate:	200.00%
Maximum Gain:	23.30%

Example 1 — The level of the Basket increases from a Basket Starting Level of 100.00 to a Basket Ending Level of 105.00. The Basket Return is calculated as follows:
(100.00 - 105.00) /  100.00 = 5.00%
Because the Basket  Return is greater than zero, the Payment at Maturity for each $10.00 Principal Amount of Securities is calculated as the lesser of:
(A) $10.00 + ($10.00 × Basket Return × Participation Rate), and
(B) $10.00 + ($10.00 × Maximum Gain)
= the lesser of (A) $10.00 + ($10.00 × 5.00% × 200%) and (B) $10.00 + ($10.00 × 23.30%)
= the lesser of (A) $10.00 + ($10.00 × 10.00%) and (B) $10.00 + ($10.00 × 23.30%)
=$10.00 + ($10.00 × 10.00%)
=$10.00 + $1.00
=$11.00
Because the Basket Return of 5.00% multiplied by the Participation Rate is less than the Maximum Gain of 23.30%, for each $10.00 Principal Amount of Securities, you will receive $11.00.

Example 2 — The level of the Basket increases from a Basket Starting Level of 100.00 to a Basket Ending Level of 120.00. The Basket Return is calculated as follows:
(120.00 - 100.00) / 100.00 = 20.00%
Because the Basket Return is greater than zero, the Payment at Maturity for each $10.00 Principal Amount of Securities is calculated as the lesser of:
(A) $10.00 + ($10.00 × Basket Return × Participation Rate), and
(B) $10.00 + ($10.00 × Maximum Gain)
= the lesser of (A) $10.00 + ($10.00 × 20.00% × 200%) and (B) $10.00 + ($10.00 × 23.30%)
= the lesser of (A) $10.00 + ($10.00 × 40.00%) and (B) $10.00 + ($10.00 × 23.30%)
=$10.00 + ($10.00 × 23.30%)
=$10.00 + $2.33
=$12.33
Because the Basket Return of 20.00% multiplied by the Participation Rate is greater than the Maximum Gain of 23.30%, for each $10.00 Principal Amount of Securities, you will receive $12.33, the maximum payment on the Securities.
Example 3 — The level of the Basket decreases from a Basket Starting Level of 100.00 to a Basket Ending Level of 95.00. The Basket  Return is calculated as follows:

(95.00 - 100.00) / 100.00 = -5.00%

Because the Basket Returns between 0% and -10%, inclusive, at maturity, for each $10.00 Principal Amount of Securities, you will receive the $10.00 Principal Amount (a zero return).

Example 4 — The level of the Basket decreases from a Basket Starting Level of 100.00 to a Basket Ending Level of 80.00.  The Basket Return is calculated as follows:

(80.00 - 100.00) / 100.00 = -20.00%

Because the Basket Return is less than -10%, at maturity, for each $10.00 Principal Amount of Securities you will receive an amount equal to the Principal Amount reduced by 1% for every 1% by which the Basket Return is less than -10%, and the Payment at Maturity is calculated as follows:

$10.00 + [$10.00 × (Basket Return + 10.00%)]
=$10.00 + [$10.00 × (-20.00% + 10.00%)]
=$10.00 + [$10.00 × -10.00%]
=$10.00 - $1.00
=$9.00

Scenario Analysis – hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities

Hypothetical Basket Ending Level	Hypothetical Basket Return	Participation Rate	Hypothetical Return on Securities	Hypothetical Payment at Maturity
200.00	100.00%	200%	23.30%	$12.33
190.00	90.00%	200%	23.30%	$12.33
180.00	80.00%	200%	23.30%	$12.33
170.00	70.00%	200%	23.30%	$12.33
160.00	60.00%	200%	23.30%	$12.33
150.00	50.00%	200%	23.30%	$12.33
140.00	40.00%	200%	23.30%	$12.33
130.00	30.00%	200%	23.30%	$12.33
120.00	20.00%	200%	23.30%	$12.33
111.65	11.65%	200%	23.30%	$12.33
110.00	10.00%	200%	20.00%	$12.00
105.00	5.00%	200%	10.00%	$11.00
100.00	0.00%	N/A	0.00%	$10.00
95.00	-5.00%	N/A	0.00%	$10.00
90.00	-10.00%	N/A	0.00%	$10.00
80.00	-20.00%	N/A	-10.00%	$9.00
70.00	-30.00%	N/A	-20.00%	$8.00
60.00	-40.00%	N/A	-30.00%	$7.00
50.00	-50.00%	N/A	-40.00%	$6.00
40.00	-60.00%	N/A	-50.00%	$5.00
30.00	-70.00%	N/A	-60.00%	$4.00
20.00	-80.00%	N/A	-70.00%	$3.00
10.00	-90.00%	N/A	-80.00%	$2.00
0.00	-100.00%	N/A	-90.00%	$1.00

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but you are urged to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying underlying supplement no. 2 and the accompanying prospectus supplement. You are also urged to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦
The Securities are Not Fully Principal Protected and You May Lose Up to 90% of Your Investment – The Securities differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Securities if the Basket Return is less than -10%.  In that event, you will lose 1% of the original Principal Amount for each percentage point that the Basket Return is below -10%.  Accordingly, you may lose up to 90% of your investment in the Securities.

♦
Partial Principal Protection Only Applies if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity.  The partial principal protection feature only applies if you hold your Securities to maturity.  The Securities are not designed to be short-term trading instruments.  The price at which you will be able to sell your Securities to HSBC, its affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the Principal Amount of the Securities, even in cases where the level of the Basket has increased since the Trade Date.

♦
Maximum Gain– You will not participate in any increase in the level of the Basket (as magnified by the Participation Rate) beyond the Maximum Gain of 23.30%. YOU WILL NOT RECEIVE A RETURN ON THE SECURITIES GREATER THAN THE MAXIMUM GAIN.

♦
Certain Built-in Costs are Likely to Adversely Affect the Value of the Securities Prior to Maturity – You should be willing to hold your Securities to maturity.  The Securities are not designed to be short-term trading instruments.  The price at which you will be able to sell your Securities to HSBC, its affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the Principal Amount of the Securities, even in cases where the Basket has appreciated since the trade date.

♦
The Securities are Subject to the Credit Risk of the Issuer – The Securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law.  Any payment to be made on the Securities, including any principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive the partial principal protection or any other amounts owed to you under the terms of the Securities.

♦
No Periodic Interest or Dividend Payments or Voting Rights –  As a holder of the Securities, you will not receive periodic interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of shares of the index funds or stocks held by the index funds would have.

♦
Price Prior to Maturity –  The market price of the Securities will be influenced by many factors including the price of the index funds, price volatilities, dividends, the time remaining to maturity of the Securities, interest rates, geopolitical conditions, economic, political, financial and regulatory or judicial events, and the creditworthiness of HSBC.

♦
Potential HSBC Impact on Price – Trading or transactions by HSBC USA Inc. or any of its affiliates in the stocks held by the index funds or in shares of the index funds, or in futures, options, exchange-traded funds or other derivative products on the stocks held by the index funds or shares of the index funds, may adversely affect the market value of the stocks held by the index funds or shares of the index funds, and, therefore, the market value of the Securities.

♦
Lack of Liquidity – The Securities will not be listed on any securities exchange or quotation system. One of HSBC’s affiliates intends to offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market making activities at any time and without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which one of HSBC’s affiliates is willing to buy the Securities, which will exclude any fees or commissions you paid when you purchased the Securities.

♦
Potential Conflict of Interest – HSBC or its affiliates may engage in business with the issuers of the stocks comprising an Underlying Index, which may present a conflict between the obligations of HSBC and you, as a holder of the Securities.  The Calculation Agent, which may be HSBC or any of its affiliates, will determine the Payment at Maturity based on the observed Basket Ending Level.  The Calculation Agent can postpone the determination of the Basket Ending Level or the maturity date if a market disruption event occurs and is continuing on the final valuation date.

♦
Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc., or their Respective Affiliates – HSBC, UBS Financial Services Inc., or their respective  affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities and which may be revised at any time.  Any such research, opinions or recommendations could affect the price of the index funds, the level of the Underlying Indices or the price of the stocks included in the Underlying Indices, and therefore, the market value of the Securities.

♦
An Index Fund and its Underlying Index are Different – The performance of an index fund may not exactly replicate the performance of the respective Underlying Index, because such index fund will reflect transaction costs and fees that are not included in the calculation of the respective Underlying Index.  It is also possible that an index fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the respective Underlying Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such fund or due to other circumstances. An index fund may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to the respective Underlying Index and in managing cash flows. Your investment is linked to the Basket which consists of the index funds.  Any information relating to the relevant Underlying Index is only relevant to understanding the index that the relevant index fund seeks to replicate.

♦
Management Risk – The index funds are not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the index funds, utilizing a ‘‘passive’’ or indexing investment approach, attempt to approximate the investment performance of their respective Underlying Index by investing in a portfolio of securities that generally replicate the respective Underlying Index. Therefore, unless a specific security is removed from the respective Underlying Index, an index fund generally would not sell a security because the security’s issuer was in financial trouble. In addition, an index fund is subject to the risk that the investment strategy of the fund’s investment adviser may not produce the intended results. Your investment is linked to the Basket which consists of the index funds.

Any information relating to the relevant Underlying Index is only relevant to understanding the index that the relevant index fund seeks to replicate.

♦
There is Limited Anti-dilution Protection – The Calculation Agent will adjust the Final Value of an index fund, which will affect the Basket Return and, consequently, the Payment at Maturity, for certain events affecting the shares of such index fund, such as stock splits and corporate actions. The Calculation Agent is not required to make an adjustment for every corporate action which affects the shares of the index funds. If an event occurs that does not require the Calculation Agent to adjust the prices of the shares of the index funds, the market price of the Securities may be materially and adversely affected. See “Antidilution and Reorganization Adjustments” in the accompanying underlying supplement no. 2 for additional information.

♦
Changes in the Value of One or More Index Funds May Offset Each Other – Price movements in the index funds may not correlate with each other.  Even if the value of one or more of the index funds increases, the value of one or more of the other index funds may not increase as much or may even decrease.  Therefore, in calculating the Basket Ending Level, increases in the value of one or more of the index funds may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other index funds.

♦
HSBC Cannot Control Actions by the Companies Whose Stocks or Other Equity Securities are Held By the Index Funds – Our affiliate, HSBC Holdings plc, is one of the companies whose stock is held by the EFA and is one of the companies that make up its Underlying Index. HSBC is not affiliated with any of the other companies whose stock is held by the index funds. HSBC will have no ability to control the actions of HSBC Holdings plc or any of such other companies, including its affiliate, including actions that could affect the value of the stocks held by the index funds, or your Securities. None of the money you pay HSBC will go to any of the companies whose stock is held by the index funds, and none of those companies will be involved in the offering of the Securities in any way. Those companies will have no obligation to consider your interests as a holder of the Securities in taking any corporate actions that might affect the value of your Securities.

♦
The Securities are Subject to Risks Associated with Foreign Securities Markets – Because foreign companies or foreign equity securities held by EFA may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the Securities involve particular risks.  For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets.  Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets.  Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators.  In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets.  Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries.  These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies.  Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦
Exchange Rate Risk – Because EFA will invest in stocks denominated in the foreign currencies, changes in currency exchange rates may negatively impact such index funds’ returns. The values of the foreign currencies may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or international political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns to EFA.

♦
There are Risks Associated With Small Capitalization Stocks — The stocks that constitute the IWM’s Underlying Index, are issued by companies with relatively small market capitalization.  The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies.  Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  These companies tend to be less well-established than large market capitalization companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

♦
The Securities are Not Insured by any Governmental Agency of The United States or any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Securities.

♦
Uncertain Tax Treatment – There is no direct legal authority as to the proper tax treatment of the Securities, and therefore significant aspects of the tax treatment of the Securities are uncertain as to both the timing and character of any inclusion in income in respect of the Securities.  Under one reasonable approach, the Securities should be treated as pre-paid forward or other executory contracts with respect to the Basket.  HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes.  See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

Despite the foregoing, U.S. holders (as defined under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”) contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain.  In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the index funds). Under the “constructive ownership” rules, if an investment in the Securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. in respect of a Security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Security (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Security).

Although the matter is not clear, there exists a risk that an investment in the Securities will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Security will be recharacterized as ordinary income. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual.  Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a Security is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale.  Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale).  Finally, it is possible that a non-U.S. holder (as defined under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities.  It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis).  Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a Security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement.

The SPDR Trust Series 1 (“SPY”)

Description of the SPY

The SPY’s objective is to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500® Index. The SPY holds stocks and cash and is not actively managed by traditional methods, which typically involve effecting changes in the holdings of stocks and cash on the basis of judgments made relating to economic, financial and market considerations.

For more information about the SPY, see “The SPDR Trust Series 1” on page US2-23 of the accompanying underlying supplement no. 2.

Historical Performance of the SPY

The following graph sets forth the historical performance of the SPY based on the daily historical closing prices from 6/1/2000 to 6/2/2010 as reported on Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service. The historical levels of the SPY should not be taken as an indication of future performance.

Source: Bloomberg Professional® service

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2005	3/31/2005	$123.25	$116.27	$118.05
4/1/2005	6/30/2005	$121.91	$113.55	$119.17
7/1/2005	9/30/2005	$124.74	$118.28	$123.02
10/3/2005	12/30/2005	$128.08	$116.88	$124.50
1/3/2006	3/31/2006	$131.47	$124.40	$129.84
4/3/2006	6/30/2006	$132.77	$122.34	$127.25
7/3/2006	9/29/2006	$133.98	$122.49	$133.57
10/2/2006	12/29/2006	$143.24	$132.66	$141.66
1/3/2007	3/30/2007	$146.39	$136.75	$142.07
4/2/2007	6/29/2007	$154.40	$140.89	$150.38
7/2/2007	9/28/2007	$156.00	$137.00	$152.67
10/1/2007	12/31/2007	$157.52	$140.66	$146.39
1/2/2008	3/31/2008	$146.99	$126.00	$131.89
4/1/2008	6/30/2008	$144.30	$127.04	$128.04
7/1/2008	9/30/2008	$131.50	$110.97	$116.54
10/1/2008	12/31/2008	$116.69	$74.35	$90.33
1/2/2009	3/31/2009	$94.45	$67.10	$79.44
4/1/2009	6/30/2009	$96.11	$78.33	$91.92
7/1/2009	9/30/2009	$108.06	$87.01	$105.56
10/1/2009	12/31/2009	$113.03	$101.99	$111.44
1/4/2010	3/31/2010	$118.10	$104.58	$116.99
4/1/2010*	6/2/2010*	$122.12	$104.39	$110.28
* As of the date of this pricing supplement available information for the second calendar quarter of 2010 includes data for the period from April 1, 2010 through June 2, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2010.

The closing price of SPY on June 2, 2010 was $110.28.

The iShares® MSCI EAFE Index Fund (“EFA”)

Description of the EFA

The EFA seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian, and Far Eastern markets, as measured by the MSCI EAFE® Index, which is the Underlying Index of the EFA. As of June 2, 2010, the MSCI EAFE® Index consisted of the following 22 component country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom.  MSCI is no longer affiliated with Morgan Stanley.

For more information about the EFA, see “The iShares® MSCI EAFE Index Fund” on page US2-20 of the accompanying underlying supplement no. 2.

Historical Performance of the EFA

The following graph sets forth the historical performance of the EFA based on the daily historical closing prices from 8/22/2002 to 6/2/2010 as reported on Bloomberg Professional® service. The historical prices set forth in the graph and table below have been adjusted for a 3-for-1 stock split that went effective on June 9, 2005. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service. The historical levels of the EFA should not be taken as an indication of future performance.

Source: Bloomberg Professional® service

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2005	3/31/2005	$55.36	$51.14	$52.92
4/1/2005	6/30/2005	$53.92	$51.12	$52.35
7/1/2005	9/30/2005	$58.57	$51.24	$58.09
10/3/2005	12/30/2005	$60.95	$54.58	$59.42
1/3/2006	3/31/2006	$65.52	$60.25	$64.99
4/3/2006	6/30/2006	$70.65	$59.40	$65.35
7/3/2006	9/29/2006	$68.52	$60.94	$67.78
10/2/2006	12/29/2006	$74.66	$67.61	$73.26
1/3/2007	3/30/2007	$77.18	$70.95	$76.27
4/2/2007	6/29/2007	$81.79	$76.05	$80.63
7/2/2007	9/28/2007	$85.50	$67.99	$82.56
10/1/2007	12/31/2007	$86.49	$78.00	$78.50
1/2/2008	3/31/2008	$79.22	$65.63	$71.90
4/1/2008	6/30/2008	$78.76	$68.06	$68.70
7/1/2008	9/30/2008	$68.39	$52.36	$56.30
10/1/2008	12/31/2008	$56.42	$35.53	$44.87
1/2/2009	3/31/2009	$45.61	$31.56	$37.59
4/1/2009	6/30/2009	$49.18	$37.28	$45.81
7/1/2009	9/30/2009	$56.31	$43.49	$54.70
10/1/2009	12/31/2009	$57.66	$52.42	$55.30
1/4/2010	3/31/2010	$58.00	$49.94	$56.00
4/1/2010*	6/2/2010*	$58.08	$45.86	$49.15
* As of the date of this pricing supplement available information for the second calendar quarter of 2010 includes data for the period from April 1, 2010 through June 2, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2010.

The closing price of EFA on June 2, 2010 was $49.15.

The iShares® Russell 2000 Index Fund (“IWM”)

We have derived all information contained in this pricing supplement regarding the iShares® MSCI Russell 2000 Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, iShares® Trust, BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”).  The iShares® Russell 2000 Index Fund is an investment portfolio maintained and managed by iShares® Trust.  BFA is currently the investment adviser to the iShares® Russell 2000 Index Fund.  The iShares® Russell 2000 Index Fund is an exchange traded fund (“ETF”) that trades on the NYSE Arca under the ticker symbol “IWM”  We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources. iShares® is a registered investment company that consists of numerous separate investment portfolios, including the iShares® Russell 2000 Index Fund. Information provided to or filed with the SEC by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares®, BFA, the iShares® Russell 2000 Index Fund, please see the Prospectus, dated August 1, 2009. You can obtain the level of the iShares® Russell 2000 Index Fund at any time from the Bloomberg Financial Markets page “IWM <Equity> <GO>” or from the iShares website. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The iShares® Russell 2000 Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the small capitalization sector of the U.S. equity market as measured by the Russell 2000® Index (the “Underlying Index”). The Underlying Index was developed by Russell as an equity benchmark representing the approximately 2,000 smallest companies in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.

The iShares® Russell 2000 Index Fund uses a representative sampling strategy (as described below under “Representative Sampling”) to attempt to track the Underlying Index. The iShares® Russell 2000 Index Fund will generally invest at least 90% of its assets in the securities of the Underlying Index and ADRs or other depositary receipts based on securities of the Underlying Index. The iShares® Russell 2000 Index Fund may invest its other assets in futures contracts, other types of options and swaps related to the Underlying Index, as well as cash and cash equivalents, including share of money market funds affiliated with BFA.

Representative Sampling

The iShares® Russell 2000 Index Fund pursues a “representative sampling” strategy in attempting to track the performance of its Underlying Index, and generally does not hold all of the equity securities included in its Underlying Index. The iShares® Russell 2000 Index Fund invests in a representative sample of securities in the Underlying Index, which BFA believes to have a similar investment profile as the Underlying Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of its Underlying Index.

Correlation

The Russell 2000® Index is a theoretical financial calculation, while the iShares® Russell 2000 Index Fund is an actual investment portfolio. The performance of the iShares® Russell 2000 Index Fund and its Underlying Index will vary somewhat due to transaction costs, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between a Fund’s portfolio and the Underlying Index resulting from legal restrictions (such as diversification requirements that apply to the Fund but not to the Underlying Index) or representative sampling. BFA expects that, over time, the correlation between a Fund’s performance and that of its Underlying Index, before fees and expenses, will be 95% or better. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The iShares® Russell 2000 Index Fund, using a representative sampling strategy, can be expected to have a greater tracking error than a fund using replication strategy. Replication is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the Underlying Index.

Industry Concentration Policy

The iShares® Russell 2000 Index Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries only to approximately the same extent that its Underlying Index is so concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities), repurchase agreements collateralized by U.S. government securities, and securities of state or municipal governments and their political subdivisions are not considered to be issued by members of any industry.

Holdings Information

The following tables summarize the iShares® Russell 2000 Index Fund’s top holdings in individual companies and by sector as of such date.

Top ten holdings in individual securities as of June 2, 2010

Company	Percentage of Total Holdings
Human Genome Sciences Inc	0.48%
UAL Corp	0.36%
Skyworks Solutions Inc	0.29%
E*Trade Financial Corp	0.28%

Company	Percentage of Total Holdings
Tupperware Brands Corp	0.26%
Ares Capital Corp	0.26%
Thoratec Corp	0.26%
Domtar Corp	0.26%
Polycom Inc	0.25%
East West Bancorp Inc	0.25%

Holdings by sector as of June 2, 2010

Sector	Percentage of Total Holdings
Financial Services	21.26%
Consumer Discretionary	16.05%
Technology	15.53%
Health Care	13.94%
Producer Durables	11.07%
Materials & Processing	7.01%
Energy	4.35%
Utilities	3.78%
Consumer Staples	2.81%
Product Durables	2.13%
Other / Unidentified	2.08%

The Russell 2000® Index

 We have derived all information relating to the Russell 2000® Index (the “RTY”), including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Russell Investment Group.  Russell Investment Group is under no obligation to continue to publish, and may discontinue or suspend the publication of the RTY at any time.

Russell Investment Group publishes the RTY

RTY is an index calculated, published, and disseminated by the Russell Investment Group, and measures the composite price performance of stocks of 2,000 companies incorporated and domiciled in the United States and its territories.  All 2,000 stocks are traded on the New York Stock Exchange or NASDAQ, and form a part of the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98.00% of the United States equity market.

RTY consists of the smallest 2,000 companies included in the Russell 3000® Index.  RTY is designed to track the performance of the small capitalization segment of the United States equity market.

Only stocks belonging to companies domiciled in the U.S. are allowed into RTY.  Preferred and convertible preferred stock, paired shares, redeemable shares, warrants, participating preferred stock, trust receipts, rights, royalty trusts, limited liability companies, pink sheets, limited partnership, OTC Bulletin Board companies and closed-end mutual funds are excluded from RTY.  Real Estate Investment Trusts and Beneficial Trusts however, are eligible for inclusion.

 In general, only one class of securities of a company is allowed in RTY, although exceptions to this general rule have been made where the Russell Investment Group has determined that each class of securities acts independently of the other.  Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in RTY.  However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

 The primary criterion used to determine the initial list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of a company's shares times the total number of available shares, as described below.  Based on closing values on May 31 of each year, the Russell Investment Group reconstitutes the composition of the Russell 3000® Index using the then existing market capitalizations of eligible companies.  As of the last Friday in June of each year, the Russell Index is adjusted to reflect the reconstitution of the Russell 3000® Index for that year.  Real-time dissemination of RTY began on January 1, 1987.

Computation of RTY

RTY is a capitalization-weighted index.  RTY reflects changes in the market value (i.e. capitalization) of the component stocks relevant to their market value on a base date.  RTY is determined by adding the market values of the component stocks, which are gotten by multiplying the price of each stock by the number of available shares, to get the total market capitalization of the 2,000 stocks.  The total market capitalization is then divided by a divisor, which gives the adjusted capitalization of RTY on the base date of December 31, 1986.  The most recently traded price for a security will be used in determining RTY.  If a component security is not open for trading, the most recently traded price for that stock will be used.  The divisor is adjusted to reflect certain events in order to provide consistency for RTY.  The events include changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other changes.  Available shares are considered to be available for trading.  Exclusion of market value held by other listed companies and large holdings by private investors (10% or more) is based on information recorded in Securities and Exchange Commission filings.

Annual reconstitution is the process by which RTY is completely rebuilt.  Reconstitution is a vital part of the creation of a benchmark which accurately represents a particular market segment.  Companies may get bigger or smaller over time, or change in style characteristics.  Reconstitution ensures that the correct companies are represented in RTY.

Available shares are assumed to be shares available for trading.  Exclusion of capitalization held by other listed companies and large holdings of private investors (10.00% or more) is based on information recorded in Securities and Exchange Commission filings.  Other sources are used in cases of missing or questionable data.

The following types of shares considered unavailable for the purposes of capitalization determinations:

♦
ESOP or LESOP shares – shares of corporations that have Employee Stock Ownership Plans (“ESOP”) or Leveraged Employee Stock Ownership Plans (“LESOP”) that comprise 10.00% or more of the shares outstanding are adjusted;

♦
Corporate cross-owned shares – when shares of a company in RTY are held by another company also in RTY, this is considered corporate cross-ownership.  Any percentage held in this class will be adjusted;

♦
Large private and corporate shares – when an individual, a group of individuals acting together, or a corporation not in the index owns 10.00% or more of the shares outstanding.  However, institutional holdings (investment companies, partnerships, insurance companies, mutual funds, banks, or venture capital companies) are not included in this class; and

♦	Unlisted share classes – classes of common stock that are not traded on a United States securities exchange or NASDAQ.

The following summarizes the types of RTY maintenance adjustments and indicates whether or not an index adjustment is required.

♦
“No Replacement” Rule – Securities that leave RTY for any reason (e.g. mergers, acquisitions, or other similar corporate activity) are not replaced.  Therefore, the number of securities in RTY will fluctuate according to corporate activity.

♦
Rule for Corporate Action-Driven Changes – When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a United States securities exchange, the stock is deleted from RTY at the open of trading on the ex-date using the previous day's closing prices.

♦
When acquisitions or mergers take place within RTY, the stock's capitalization moves to the acquiring stock; as a result, mergers have no effect on the total capitalization of RTY.  Shares are updated for the acquiring stock at the time the transaction is final.  Prior to April 1, 2000, if the acquiring stock was a member of a different index (i.e. the Russell 3000® Index or the Russell 1000® Index), the shares for the acquiring stock were not adjusted until month end.

♦
Deleted Stocks – When deleting stocks from RTY as a result of exchange delisting or reconstitution, the price used is the market price on the day of deletion, including potentially the over-the-counter (“OTC”) Bulletin Board price. Previously, prices used to reflect delisted stocks were the last traded price on the Primary Exchange.  There may be corporate events, like mergers or acquisitions that result in the lack of a current market price for the deleted security and in such an instance the latest Primary Exchange closing price available will be used.

♦
Additions for Spin-Offs – Spin-off companies are added to the parent company's index and capitalization tier of membership, if the spin-off is large enough.  To be eligible, the spun-off company's total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in RTY at the latest reconstitution.

♦
Quarterly IPO Additions – Eligible companies that have recently completed an initial public offering (“IPO”) are added to RTY at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.  Market adjustments will be made using the returns of the Russell 3000® Index.  Eligible companies will be added to RTY using their industry's average style probability established at the latest constitution.

In order for a company to be added to RTY in a quarter (outside of reconstitution), the IPO company must meet all Russell U.S. Index eligibility requirements.  Also, the IPO company must meet the following criteria on the final trading day of the month prior to quarter-end : (i) price/trade; (ii) rank larger in total market capitalization than the market-adjusted smallest company in RTY as of the latest June reconstitution; and (iii) meet criteria (i) and (ii) during an initial offering period.

Each month, RTY is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission.  Only cumulative changes to shares outstanding greater than 5.00% are reflected in RTY.  This does not affect treatment of major corporate events, which are effective on the ex-date.

MSCI is no longer affiliated with Morgan Stanley.

Historical Performance of the IWM

The following graph sets forth the historical performance of the IWM based on the daily historical closing prices from 6/14/2002 to 6/2/2010 as reported on Bloomberg Professional® service. The historical prices set forth in the graph and table below have been adjusted for a 2-for-1 stock split that went effective on June 9, 2005.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service. The historical levels of the IWM should not be taken as an indication of future performance.

Source: Bloomberg Professional® service

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2005	3/31/2005	$65.21	$59.93	$61.00
4/1/2005	6/30/2005	$64.65	$56.50	$63.58
7/1/2005	9/30/2005	$68.52	$63.45	$66.36
10/3/2005	12/30/2005	$69.16	$61.05	$66.73
1/3/2006	3/31/2006	$76.24	$66.05	$75.97
4/3/2006	6/30/2006	$78.02	$66.55	$71.66
7/3/2006	9/29/2006	$73.57	$66.35	$71.96
10/2/2006	12/29/2006	$79.76	$70.68	$78.05
1/3/2007	3/30/2007	$82.44	$75.15	$79.51
4/2/2007	6/29/2007	$85.17	$79.15	$82.96
7/2/2007	9/28/2007	$85.74	$73.24	$80.04
10/1/2007	12/31/2007	$84.89	$72.99	$75.92
1/2/2008	3/31/2008	$76.50	$64.10	$68.51
4/1/2008	6/30/2008	$76.18	$68.24	$69.03
7/1/2008	9/30/2008	$84.99	$64.52	$68.39
10/1/2008	12/31/2008	$67.35	$37.13	$49.27
1/2/2009	3/31/2009	$51.91	$34.27	$41.94
4/1/2009	6/30/2009	$53.79	$41.12	$50.96
7/1/2009	9/30/2009	$62.61	$47.27	$60.23
10/1/2009	12/31/2009	$63.61	$55.34	$62.26
1/4/2010	3/31/2010	$69.36	$58.01	$67.81
4/1/2010*	6/2/2010*	$74.65	$61.71	$66.07
* As of the date of this pricing supplement available information for the second calendar quarter of 2010 includes data for the period from April 1, 2010 through June 2, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2010.

The closing price of IWM on June 2, 2010 was $66.07.

Events of Default and Acceleration

If the Securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Terms” in this pricing supplement.  In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the Basket Ending Level.  If a market disruption event exists with respect to an index fund on that scheduled trading day, then the accelerated final valuation date for such index fund will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled final valuation date).  The accelerated maturity date will then be the fourth business day following the postponed accelerated final valuation date.  For the avoidance of doubt, if no market disruption event exists with respect to an index fund on the scheduled trading day preceding the date of acceleration, the determination of such index fund’s Final Value will be made on such date, irrespective of the existence of a market disruption event with respect to one or more of the other index funds occurring on such date.

If the Securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Securities.  For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”).  HSBC will agree to sell to the Agent, and the Agent will agree to purchase, all of the Securities at the price indicated on the cover of this pricing supplement. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. The Agent may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so and may cease making such offers at any time.  HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the accompanying prospectus supplement.